Exhibit 11

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE


                                                              Pro forma (1)                             Pro forma (1)
                                                           Three Months Ended                         Nine Months Ended
                                                              September 30,                             September 30,
                                                        -------------------------------           -------------------------------
                                                        1997                 1998                  1997                1998
                                                        ----------           ----------            ----------          ----------
Net income                                              $2,056,414           $2,820,655            $5,084,008          $7,668,656
                                                        ==========           ==========            ==========          ==========

Weighted average number of common shares
  issued and outstanding - Basic                        12,580,900           12,816,743            11,401,613          12,706,715

Common stock equivalents -
  Options for common stock                                 526,000              663,802               526,000             601,201
                                                        ----------           ----------            ----------          ----------
Weighted average common stock equivalents               13,106,900           13,480,545            11,927,613          13,307,916
Less treasury shares to be repurchased                   (127,916)            (262,250)             (143,292)           (212,343)
                                                        ----------           ----------            ----------          ----------
Weighted average shares outstanding - Diluted           12,978,984           13,218,295            11,784,321          13,095,573
                                                        ----------           ----------            ----------          ----------

Basic earnings per share                                     $0.16                $0.22                 $0.45               $0.60
                                                        ==========           ==========            ==========          ==========

Diluted earnings per share                                   $0.16                $0.21                 $0.43               $0.59
                                                        ==========           ==========            ==========          ==========
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(1) Pro forma basic and diluted earnings per share computations are based on the weighted-average common stock outstanding and include the dilutive effect of stock options using the treasury stock method (using the initial offering price of $13.50 per share for periods prior to the initial public offering. Common stock outstanding used to compute the weighted-average shares was retroactively adjusted for the 1996 exchange of shares resulting from the merger of affiliated companies, for the 1997 conversion of nonvoting to voting stock, for the 1997
1-for-2.5 reverse stock split, for the acquisition of entities under common control during the quarter ended March 31, 1998, and for the merger with an entity under the pooling of interest method during the quarter ended September
30,1998.

The Company's S Corporation status was terminated on May 8, 1997 and, accordingly, the Company became fully subject to federal and state income taxes on May 9, 1997. Pro forma net income and earnings per share amounts have been computed as if the Company was subject to federal and all applicable state corporate income taxes for the three months and nine months ended September 30, 1997.